Exhibit 5

December 28, 2017

EnSync, Inc.

N93 W14475 Whittaker Way

Menomonee Falls, Wisconsin 53051

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to EnSync, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 28, 2017 relating to the issuance by the Company of up to 2,180,000 shares of common stock, $0.01 par value (the “Shares”), consisting of (A) up to 2,000,000 Shares (the “Plan Shares”) issuable pursuant to the EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (the “2010 Plan”), as amended by the Company’s shareholders on December 19, 2017 (the “2010 Plan Amendment”); and (B) up to 180,000 Shares (the “Inducement Shares”), including up to (i) 90,000 Shares issuable pursuant to the Nonstatutory Stock Option Agreement dated February 28, 2017 between the Company and David Geary, and (ii) 90,000 Shares issuable pursuant to the Nonstatutory Stock Option Agreement dated February 28, 2017 between the Company and Timothy Martinson (together the “Inducement Award Agreements”).

We have examined: (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date, (3) certain resolutions of the Company’s Board of Directors, (4) the 2010 Plan and the 2010 Plan Amendment, (5) the Inducement Award Agreements, and (6) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based on and subject to the foregoing, we are of the opinion that:

1. The Plan Shares, when issued as contemplated in the Registration Statement and in accordance with the 2010 Plan as amended by the 2010 Plan Amendment and any related award agreement thereunder, will be duly authorized, validly issued, fully paid and nonassessable.

2. The Inducement Shares, when issued in accordance with the terms of the Inducement Award Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein of which we may become aware after the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ GODREY & KAHN, S.C.

GODFREY & KAHN, S.C.